American Funds Short-Term Tax-Exempt Bond Fund
July 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$8,379
Class T*	$-
Class F-1	$110
Class F-2	$836
Class F-3	$209
Total	$9,534
Class R-6	$463
Total	$463
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1164
Class T	$0.0425
Class F-1	$0.0930
Class F-2	$0.1190
Class F-3	$0.0692
Class R-6	$0.0511
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	72,771
Class T	1
Class F-1	928
Class F-2	4,587
Class F-3	7,631
Total	85,918
Class R-6	12,506
Total	12,506
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.15
Class T	$10.15
Class F-1	$10.15
Class F-2	$10.15
Class F-3	$10.15
Class R-6	$10.15
* Amount less than one thousand